SECURITIES AND EXCHANGE COMMISSION
Washington, DC 10549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 27, 2006

Clarion Technologies, Inc.
(Exact name of Registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation)	0-24690 (Commission File No.)	91-1407411 (IRS Employer Identification No.)

5041 68th Street SE Caledonia, Michigan (Address of Principal Executive Offices)	49316 (Zip Code)

616-233-6680
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]        Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]        Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01      Entry into a Material Definitive Agreement

On December 27, 2006, Clarion Technologies, Inc. executed a Subordinated Secured Promissory Note in the principal amount of $9,853,000 in favor of Electrolux Home Products, Inc. On December 27, 2006, Clarion borrowed approximately $4.4 million under the Note and used the proceeds to pay off its revolving lines of credit provided by JPMorgan Chase Bank, N.A., its senior secured lender, reduce the amount outstanding under its term loan with JPMorgan Chase and pay certain expenses incurred by JP Morgan Chase. Additional amounts available under the Note were and will be advanced periodically for Clarion’s working capital purposes. The debt to Electrolux evidenced by the Note is secured by a lien on all of Clarion’s assets that is second in priority to JPMorgan Chase but senior to the lien in favor of Clarion’s senior subordinated lenders. The Note matures on April 1, 2007. Upon the occurrence of certain commercially standard events of default, amounts due under the Note can be accelerated.

Also on December 27, 2006, Clarion entered into a Forbearance Agreement with JPMorgan Chase Bank, N.A. Under the terms of the Forbearance Agreement, JPMorgan Chase agrees to forbear from exercising any remedies that have accrued to it under the terms of its Credit Agreement with Clarion until April 1, 2007, absent the occurrence of a new event of default as identified in the Forbearance Agreement.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 3,2007	CLARION TECHNOLOGIES, INC. By: /s/ Jeffrey W. Gillesse —————————————— Jeffrey W. Gillesse Chief Financial Officer